Exhibit 1

AGREEMENT TO FILE JOINTLY

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of common stock of AOL Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: February 8, 2013	/s/ Timothy M. Armstrong
Timothy M. Armstrong

Armstrong Family Investment LLC

Date: February 8, 2013	/s/ Donald P. Armstrong, Jr.
By: Donald P. Armstrong, Jr.
Its: Manager

Polar Capital Group, LLC

Date: February 8, 2013	/s/ Donald P. Armstrong, Jr.
By: Donald P. Armstrong, Jr.
Its: Manager